Exhibit 10.1

EMPLOYMENT AGREEMENT

          This Employment Agreement (this “Agreement”) is entered into on November 6, 2009 (the “Effective Date”) by and between Steven Madden, Ltd. (the “Company”) and Edward R. Rosenfeld (the “Executive”).

RECITALS

          WHEREAS, the Executive has served as the Chief Executive Officer and the Chairman of the Board of Directors of the Company since August 8, 2008, having previously served, from March 24, 2008 until August 8, 2008, as Interim Chief Executive Officer and, from May 2005 until March 24, 2008, as Executive Vice President of Strategic Planning and Finance; and

          WHEREAS, since the Executive’s existing employment agreement will expire by its terms on December 31, 2009, the Company and the Executive desire to enter into this Agreement, which will set forth the terms and conditions upon which the Executive shall continue to be employed by the Company and upon which the Company shall compensate the Executive from and after the Effective Date;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

          1. EMPLOYMENT; TERM

               1.1 The Company shall employ the Executive in its business, and the Executive shall continue to work for the Company, as its Chief Executive Officer for a term, subject to earlier termination in accordance with the provisions of this Agreement (the “Term”), commencing as of the Effective Date and terminating on December 31, 2012 (the “Expiration Date”).

               1.2 Upon the expiration of the Term or the earlier termination of the Executive’s employment with the Company for any reason whatsoever, the Executive shall be deemed to have resigned all of his positions as an officer and director of the Company and of each and every subsidiary thereof.

          2. DUTIES

               During the Term, the Executive shall serve as the Company’s Chief Executive Officer and shall have such executive and managerial responsibilities on behalf of the Company of the type and nature generally associated with his position and such further duties as shall, from time to time, be delegated or assigned to him by the Board of Directors of the Company consistent with his position. The Executive shall also continue to serve as Chairman of the Board of Directors of the Company.

          3. DEVOTION OF TIME

               During the Term, the Executive shall expend all of his working time for the Company; shall devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and shall not take part in activities detrimental to the best interests of the Company.

          4. COMPENSATION

               4.1 For all services to be rendered by the Executive during the Term and in consideration of the Executive’s representations and covenants set forth in this Agreement, the Executive shall receive from the Company the following base salary per annum (“Base Salary”):

               (i) $400,000 from the Effective Date through December 31, 2009;

               (ii) $500,000 from January 1, 2010 through December 31, 2010;

               (iii) $525,000 from January 1, 2011 through December 31, 2011; and

               (iv) $551,250 from January 1, 2012 through December 31, 2012.

          The Base Salary payable to the Executive shall be paid at such regular weekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business.

               4.2 During the Term, the Executive shall receive from the Company an automobile allowance of $1,250 per month.

               4.3 The Company shall grant to the Executive, as additional compensation, 50,000 shares of the Company’s common stock, $0.0001 per share, subject to certain restrictions (the “Restricted Common Stock”), such grant to be made under the Company’s 2006 Stock Incentive Plan, as amended, on November 10, 2009. The Restricted Common Stock shall be subject to a Restricted Stock Award Agreement and shall vest and cease to be Restricted Common Stock in five equal annual installments of 10,000 shares vesting on each anniversary of the date of grant commencing on the first such anniversary of the date of grant, November 10, 2010.

               4.4 During the Term, the Executive shall be eligible for such additional compensation and bonuses as may be determined from time to time by the Board of Directors of the Company or a committee thereof in its sole discretion.

          5. REIMBURSEMENT OF EXPENSES

               5.1 The Company shall pay directly, or reimburse the Executive for, all reasonable and necessary expenses and disbursements incurred by the Executive for and on behalf of the Company in the performance of his duties during the Term .

               5.2 The Executive shall submit to the Company, not less than once in each calendar month, reports of such expenses and disbursements in form normally used by the Company and receipts with respect thereto, and the Company’s obligations under Section. 5.1 hereof shall be subject to compliance therewith.

          6. VACATION, SICK PAY, AND PERSONAL DAYS

               The Executive shall be entitled to vacation, sick, and personal days off in accordance with the Company’s usual policies as set forth in the Company’s Employee Handbook as in effect on the Effective Date, as the same may be amended from time to time.

          7. PARTICIPATION IN EMPLOYEE BENEFIT PLANS

               The Executive shall be eligible to participate in and receive all fringe benefits available under all benefit programs normally available to employees of the Company holding positions similar to that of the Executive, as may be in effect from time to time, including such pension, profit sharing, stock option, life insurance, disability insurance, health insurance and dental insurance plans and any other benefits and plans as may be implemented by the Company from time to time.

          8. SERVICE AS OFFICER AND DIRECTOR

               During the Term, the Executive shall, if elected or appointed, serve as (a) an officer of any subsidiaries of the Company and/or entities affiliated with the Company in existence or hereafter created or acquired and (b) a director of any such subsidiaries of the Company and/or entities affiliated with the Company in existence or hereafter created or acquired, in each case without any additional compensation for such services.

          9. EARLIER TERMINATION

               9.1 The Executive’s employment hereunder shall automatically terminate upon his death; provided, however, that the Company shall continue to pay to the Executive’s estate the Executive’s Base Salary and all other benefits as set forth herein for a period of twelve months commencing immediately subsequent to the date of the Executive’s death.

               9.2 (a) The Executive’s employment may be terminated (i) by the Company at any time during the Term upon written notice to the Executive (A) in the event of the Executive’s Total Disability (as hereinafter defined), (B) for Cause (as hereinafter defined) or (C) without Cause or (ii) by the Executive at any time during the Term upon written notice to the Company (A) for Good Reason and (B) without Good Reason.

                     (b) As used in this Agreement, “Cause” shall mean: (i) a deliberate and intentional breach by the Executive of a substantial and material duty and responsibility under this Agreement that is not remedied, if capable of being remedied, within 30 days after receipt of written notice by certified mail, return receipt requested, from the Company specifying such breach; (ii) the Executive’s conviction of, or pleading guilty or nolo contendere to, any crime constituting a felony; (iii) the conviction of the Executive of any crime involving moral turpitude; or (iv) gross negligence or willful misconduct in the performance of the Executive’s duties or willful refusal or inability to perform such duties as may be delegated to the Executive, which are consistent with the Executive’s position as in effect just prior to such delegation, which negligence, misconduct, refusal or inability is not remedied by the Executive within 30 days following receipt by the Executive of written notice from the Board of Directors, such notice to state with specificity the nature of the breach, negligence, misconduct, refusal or inability related to the Executive’s employment with the Company.

                    (c) For purposes of this Agreement, “Total Disability” shall be deemed to exist if, after the Executive has failed to perform his regular and customary duties for a period of 90 consecutive days or for any 180 days out of any 360-day period, and before the Executive has become Rehabilitated (as hereinafter defined), a majority of the members of the Board of Directors of the Company, exclusive of the Executive, determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, “Rehabilitation” shall mean such time as the Executive is willing and able and commences to devote his time and energies to the affairs of the Company to a reasonable extent and in a similar manner to that which the Executive did prior to his disability.

                    (d) As used in this Agreement, “Good Reason” shall mean the occurrence of any of the following:

                         (i) the assignment to the Executive, without his consent, of any duties inconsistent in any substantial and negative respect with his positions, duties, responsibilities and status with the Company as contemplated hereunder or diminution of such positions, duties, responsibilities and status, if not remedied by the Company within 30 days after receipt of written notice thereof from the Executive;

                         (ii) any removal of the Executive, without his consent, from any positions or offices the Executive held as contemplated hereunder, except in connection with the termination of the Executive’s employment by the Company pursuant to the requirements of this Agreement, if not remedied by the Company within 30 days after receipt of written notice thereof from the Executive;

                         (iii) a reduction by the Company of the Executive’s Base Salary as in effect as contemplated hereunder, except in connection with the termination of the Executive’s employment by the Company;

                         (iv) any termination of the Executive’s employment by the Company during the Term that is not effected in accordance with the terms of this Agreement;

                         (v) any material breach by the Company of the terms of this Agreement, which is not remedied by the Company within 30 days after receipt of written notice thereof from the Executive;

                         (vi) the relocation of the Executive’s work location, without the Executive’s consent, to a place more than 75 miles from the Company’s offices located at 52-16 Barnett Avenue, Long Island City, New York; or

                         (vii) the failure by any successor to the Company to expressly assume all obligations of the Company under this Agreement, which failure is not remedied by the Company within 30 days after receipt of written notice thereof from the Executive.

               9.3 In the event that the Executive’s employment with the Company is terminated by the Company due to the Executive’s Total Disability, then this Agreement shall be deemed terminated and the Company shall be released from all obligations to the Executive with respect to this Agreement, except obligations accrued prior to such termination date and, in addition, the Company shall pay to the Executive his Base Salary pursuant to this Agreement for a period of twelve months commencing immediately subsequent to the date of determination of Total Disability.

               9.4 In the event that the Executive’s employment with the Company is terminated by the Company for Cause or by the resignation of the Executive without Good Reason (i) the Company shall have no further obligations to the Executive, (ii) the Executive shall be entitled to no further compensation or benefits from the Company, except for any pro-rata amounts due to the Executive at such date of termination, as provided for in Section 4 and (iii) the amount to be paid to the Executive pursuant to this Section 9.4 shall constitute the sole and exclusive remedy of the Executive. The foregoing shall not be construed as a limitation of any rights or remedies available to the Company with regard to any acts or omissions of the Executive that gave rise to the termination for Cause.

               9.5 In the event that the Executive’s employment with the Company is terminated by the Company other than for death, Total Disability or Cause or by the resignation of the Executive for Good Reason, then such termination shall be effective 30 days after the Executive’s receipt of notice of termination or the Company’s receipt of notice of resignation and in either event the Executive shall receive, as liquidated damages, an amount equal to the Executive’s Base Salary that would have been paid by the Company pursuant to Section 4 hereof for the longer of (i) the remainder of the Term and (ii) six months, such amount to be paid to the Executive by the Company at such regular weekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business.

               9.6 (a) In the event that during the period commencing 90 days prior to a Change of Control (as hereinafter defined) and ending 180 days after a Change of Control, the Executive’s employment with the Company is terminated by the Company (other than for death, Total Disability or Cause) or by the resignation of the Executive for Good Reason, the Executive shall receive in cash, within ten days of the date of termination or resignation of employment, an amount equal to the lesser of (i) three (3) times the average total W-2 compensation received by the Executive pursuant to Section 4 and Section 7 of this Agreement for the preceding three-year period ending on the last previous December 31 except that in lieu of the actual Base Salary component received during such period under Section 4.1 of this Agreement, there shall be substituted the annual Base Salary to which the Executive was entitled under Section 4.1 as of the date of termination or resignation of employment and (ii) the maximum amount that may be paid to the Executive without resulting in an “excess parachute payment” under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

                    (b) For purposes of this Agreement, “Change of Control” shall mean:

                         (i) When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

                         (ii) When, during any period of twelve consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such twelve-month period shall be deemed to have satisfied such twelve-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twelve-month period) or through the operation of this proviso; or

                         (iii) The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliate of the Company through purchase of assets, or by merger, or otherwise.

               9.7 Any amount payable under this Agreement prior to the first date on which such payment is permitted under Section 409A of the Internal Revenue Code of 1986, as amended, shall instead be paid at the earliest date on which such payment made be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

          10. COVENANT NOT TO COMPETE

               10.1 The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that the Executive agrees and, accordingly, the Executive does hereby agree that, except as provided in Section 10.3, the Executive shall not, directly or indirectly, at any time during the Restricted Period (as hereinafter defined) within the Restricted Area (as hereinafter defined), engage in any Competitive Business (as hereinafter defined), either on his own behalf or as an officer, director, stockholder, partner, principal, trustee, investor, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any third party or in any other relationship or capacity.

          For purposes of this Agreement, (i) “Restricted Period” shall mean (A) in the event of a termination of the Executive’s employment by the Company for Cause or by the resignation of the Executive without Good Reason, the period of the Executive’s actual employment hereunder plus six months after the date the Executive is no longer employed by the Company and (B) in the event of a termination of the Executive’s employment by the Company due to the Executive’s Total Disability or without Cause (including termination resulting from a Change of Control) or by the resignation of the Executive for Good Reason, the period of the Executive’s actual employment hereunder; (ii) “Restricted Area” shall mean anywhere in the United States; and (iii) “Competitive Business” shall mean the design, manufacture, sale, marketing or distribution of (A) branded or designer footwear, apparel, accessories and other products in the categories of products sold by, or under license from, the Company or any of its affiliates and (B) other branded products related to fashion or lifestyle.

               10.2 The Executive hereby agrees that the Executive shall not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Restricted Period (i) solicit any customers of the Company or (ii) solicit, employ or engage, or cause, encourage or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of the Company or any of its subsidiaries.

               10.3 This Section 10 shall not be construed to prevent the Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

               10.4 If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section 10 shall then be enforceable in the manner contemplated hereby.

               10.5 The provisions of this Section 10 shall survive the termination of the Executive’s employment as provided hereunder.

          11. DISCLOSURE OF CONFIDENTIAL INFORMATION

               The Executive recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including, but not limited to, its customer list, products, know-how and business plans. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during his employment hereunder and for a period of one year thereafter, reveal, divulge or make known to any person, any information concerning the Company acquired by the Executive during the course of his employment that is treated as confidential by the Company; provided, that such information is not otherwise in the public domain or information that the Executive could have and did learn separate and apart from his duties as set forth herein; provided, further, that disclosure of said information would not be detrimental to the Company.

          12. INJUNCTIVE RELIEF; REMEDIES

               12.1 The Executive acknowledges and agrees that, in the event that the Executive shall violate or threaten to violate any of the restrictions of Sections 10 or 11 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages or posting any bond or other security, and without prejudice to any other remedies that the Company may have at law or in equity.

               12.2 The Executive agrees further that the Company shall have the following additional rights and remedies:

                    (a) to recover all monies and other consideration derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 10.1, which the Executive hereby agrees to account for and pay over to the Company; and

                    (b) to recover reasonable attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights under Sections 10 or 11.

               12.3 Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

          13. NO RESTRICTIONS

               The Executive hereby represents that neither the execution of this Agreement nor his performance hereunder will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Executive is a party, or by which he may be bound, or (ii) violate any order, judgment, writ, injunction or decree applicable to the Executive. In the event of a breach hereof, in addition to the Company’s right to terminate this Agreement, the Executive shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred or suffered in connection with or as a result of the Company’s entering into this Agreement or employing the Executive hereunder.

          14. ARBITRATION

               14.1 Except with regard to any other matters that are not a proper subject of arbitration, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement or any portion thereof, or in any manner arising out of this Agreement or the performance thereof, shall be submitted to binding arbitration, in accordance with the rules of the American Arbitration Association. The arbitration proceeding shall take place at a mutually agreeable location in New York County, New York or such other location as agreed to by the parties.

               14.2 The award rendered by the arbitrator shall be final, binding and conclusive, shall be specifically enforceable, and judgment may be entered upon it in accordance with applicable law in the appropriate court in the State of New York, with no right of appeal therefrom.

               14.3 Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrator and the arbitration proceeding shall be equally shared.

          15. ASSIGNMENT

               This Agreement, as it relates to the employment of the Executive, is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated.

          16. NOTICES

               Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier or telecopier, addressed, if to the Company, to the Company’s principal offices, Attn: Chief Financial Officer, and if to the Executive, at the address of the Executive’s personal residence as maintained in the Company’s records, or at such other address as any party shall designate by notice to the other party given in accordance with this Section 16.

          17. GOVERNING LAW

               This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to such State’s conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York..

          18. WAIVER OF BREACH; PARTIAL INVALIDITY

               The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbitrators, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

          19. ENTIRE AGREEMENT

               This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof. This Agreement may be amended, and any provision hereof waived, only by a writing executed by the party sought to be charged.

          20. COUNTERPARTS

               This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          21. FACSIMILE OR ELECTRONIC MAIL SIGNATURES

               Signatures hereon which are transmitted via facsimile or electronic mail shall be deemed original signatures.

          22. REPRESENTATION BY COUNSEL; INTERPRETATION

               The Executive acknowledges that the Executive has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the Executive. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

          23. HEADINGS

               The headings and captions under sections and paragraphs of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

          24. CONSTRUCTION

               Whenever the word “including” or any variant thereof is used herein, it shall mean “including without limitation.”

[Remainder of page intentionally left blank; signature page follows.]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above written.

STEVEN MADDEN, LTD.

By:	/s/ Awadhesh Sinha

Awadhesh Sinha
Chief Operating Officer

/s/ Edward R. Rosenfeld

Edward R. Rosenfeld